Exhibit 99.2

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EDITED TRANSCRIPT

AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

EVENT DATE/TIME: AUGUST 26, 2013 / 12:30PM GMT

OVERVIEW:

AMGN announced its plan to acquire Onyx Pharmaceuticals. The purchase price is $9.7b net of estimated Onyx cash.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

C O R P O R A T E    P A R T I C I P A N T S

Arvind Sood Amgen Inc. - VP of IR

Bob Bradway Amgen Inc. - Chairman & CEO

Jon Peacock Amgen Inc. - CFO

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Michael Yee RBC Capital Markets - Analyst

Matt Roden UBS - Analyst

Mark Schoenebaum ISI Group - Analyst

Robyn Karnauskas Deutsche Bank - Analyst

Joel Sendek Stifel Nicolaus & Company - Analyst

Jim Birchenough BMO Capital Markets - Analyst

Rachel McMinn BofA Merrill Lynch - Analyst

Terence Flynn Goldman Sachs - Analyst

Geoff Meacham JPMorgan Chase & Co. - Analyst

Ravi Mehrotra Credit Suisse - Analyst

Geoffrey Porges Sanford C. Bernstein & Company, Inc. - Analyst

Howard Liang Leerink Swann & Company - Analyst

P R E S E N T A T I O N

Operator

My name is Delina, and I will be your conference facilitator today for Amgen’s analyst and investor call. All lines have been placed on mute to prevent any background noise. There will be a question-and-answer session at the conclusion of the last speaker’s prepared remarks. In order to ensure that everyone has a chance to participate, we would like to request that you limit yourself to asking one question during the Q&A session.

(Operator Instructions)

I would now like to introduce Arvind Sood, Vice President of Investor Relations. Mr. Sood, you may now begin.

Arvind Sood - Amgen Inc. - VP of IR

Thank you, Delina, and good morning, everybody. I, together with our Chairman and CEO, Bob Bradway, and our CFO, Jon Peacock, who are both here with me this morning, would like to thank you for joining our call this morning. By now, I’m sure you’ve seen our press release announcing that we plan to acquire Onyx Pharmaceuticals. There’s also a presentation that has been posted to our website. So we are conducting this brief call this morning to highlight the strategic rationale in terms of this transaction.

Now, please note that the tender offer has not yet commenced, and our communication is not an offer or a solicitation of an offer to purchase any securities. On the commencement date of the offer, an offer to purchase and other related documents will be filed with the Securities and Exchange Commission, and the tender offer will only be made pursuant to those documents. Investors and security holders are urged to read both the tender offer documents and the solicitation recommendation statement regarding the offer, when they become available and are filed with the SEC, as

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

they will contain important information. So because of this, we will have to be limited in our comments and we’ll focus only on highlighting the strategic rationale, in terms of the acquisition. Beyond the information provided in the press release, we will not discuss details of ongoing clinical trials, regulatory or commercial plans, or financial projections, and thus the principal reason that Tony Hooper, our Head of Commercial Operations, and Sean Harper, our Head of R&D, are not on the call this morning.

So we look forward to providing more information once the transaction is closed, which is expected at the beginning of the fourth quarter, subject to the satisfaction of customary closing conditions, including the receipt of regulatory clearance. So through the course of our call this morning, we may make forward-looking statements, and actual results can vary materially. But with that, I would like to turn the call over to Bob. Bob?

Bob Bradway - Amgen Inc. - Chairman & CEO

Good morning, and thanks for joining us. This is an exciting day here at Amgen. Attractive acquisition opportunities like the one we’re going to talk about this morning are rare in our industry, so this is a big day for us, and we hope for our shareholders as well.

As Arvind noted, owing to the regulatory nature of the acquisition process that we are embarking on, we aren’t going to be able to get into a lot of details on this call, but we will look forward to doing that, of course after the acquisition closes. I’ll start with some comments about the strategic rationale for the deal before handing it over to Jon to talk about the financials and the timetable, and then we’ll open the call up for questions. First, I’d like to emphasize that we felt this opportunity was strategically compelling for us, enabling us to build in our strength in oncology, an area in which we are one of the world’s leaders, with revenues of about $7 billion in 2012, and to add to our long-term growth prospects while adding real value for our shareholders.

Multiple myeloma is an area of interest to us, given the emerging opportunities to address important unmet medical needs there, and the rapidly-growing demand for innovative therapies in this disease. We were able to spend considerable time with Tony Coles and his team at Onyx, closely reviewing the prospects for Kyprolis, and obviously came away impressed with its profile as a potent and well-tolerated proteasome inhibitor that we think will become a very important factor in treating multiple myeloma. Kyprolis is at an early stage in its life cycle, and that’s important to us, as we feel that this is a point where we can still help maximize the full potential of the product by virtue of our experience in the global oncology markets. I think you can see the benefit of that experience, looking at our own success with Xgeva, which has been one of the most successful oncology launches in the past five years. The acquisition also adds several other oncology assets that are in partnerships, which we expect will contribute to revenue and earnings growth for us as well. So really, in all respects, we think Onyx fits well with our commercial oncology product portfolio, and with our pipeline generally. You’ll recall that we have nine late stage programs, which we expect will generate registration enabling data by 2016, and these nine, of course, include four novel oncology compounds, specifically TVEC and Blinatumomab, as well as Rilotumumab and Trebananib.

Finally, we think this deal is attractive financially for us and our shareholders. It’s accretive to revenues from the outset. It will be accretive to earnings in 2015 and cash flow thereafter. We feel we were able to acquire the Company at a valuation that will generate a return for our shareholders, while maintaining our strong balance sheet and commitment to an increasing dividend.

Turning to slide 5, as I noted above, the acquisition positions us well in the growing multiple myeloma market. Kyprolis was approved last year for relapsed refractory multiple myeloma patients, and is off to a strong start, and increasingly viewed by experts as the best-in-class proteasome inhibitor, with a superior safety profile. We see great potential for Kyprolis in earlier lines of multiple myeloma, and obviously we’ll support the ongoing clinical programs with our oncology, development, and regulatory experience. We’ll work towards expanding access to Kyprolis for patients in the US and internationally, and we’re active, as you know, in supporting the specialists who treat these patients already, and I believe our existing teams and commercial infrastructure are well suited to help launch and grow this product globally. Longer term, Oprozomib, an innovative oral proteasome inhibitor in Phase II of development, could play an important role in maintenance and combination therapy for multiple myeloma patients.

Turning to the next slide, I just want to note as well that this acquisition also brings other innovative oncology assets to the portfolio. These include two oral kinase inhibitors partnered with Bayer. Nexavar and Stivarga are already important therapies, approved for oncology patients. Nexavar is, of course, approved for liver and kidney cancer, and Stivarga for colorectal and stomach cancers. Both these products are under development

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

for additional indications as well. And Palbociclib, Pfizer’s investigational oral CDK4/6 inhibitor in Phase III for advanced breast cancer, has received breakthrough therapy designation by the FDA, based on exciting preliminary Phase II data, showing impressive improvement in progression-free survival in combination therapy.

Before I hand it over to Jon to briefly cover the financing arrangements and the implications for our capital allocation strategy, I’d like to conclude by emphasizing that we’re looking forward to working with our colleagues at Onyx, and we’re impressed with what they’ve accomplished for patients and for their shareholders. Jon?

Jon Peacock - Amgen Inc. - CFO

Thanks, Bob. We plan to finance the acquisition with $8.1 billion in bank loans, and with the balance funded with available US cash. The loans will have a five-year term, and an average interest rate of three-month LIBOR plus 104 basis points, and a current interest rate that amounts to around 1.3%. And as Bob highlighted earlier, we were able to spend considerable time with Tony Coles and his team at Onyx closely reviewing the prospects for Kyprolis and the broader portfolio. And we expect our investment at Onyx of $9.7 billion, net of estimated Onyx cash, to deliver a return on capital well in excess of our cost of capital, which we estimate to be 8%, and to be accretive to net income in 2015.

With respect to our broader capital allocation strategy, I’d like to make a few points. The first is that we plan to continue to increase the dividend meaningfully over time, and we’ve built that into our plan. Secondly, that we’ve consulted with the rating agencies ahead of this announcement, and we do expect to maintain our solid investment grade credit rating. In this regard, and as you think about our share count, you should not expect any significant share repurchase activity in 2014 or 2015. Overall, and as we set out in 2011, our plan remains to return on average more than 60% of net income to shareholders over the period 2011 to 2015.

Let me finish by briefly summarizing the process, and the likely timing to closing on the final slide, 8. First of all, as Arvind mentioned earlier on, we plan to launch a tender offer later this week, and this will remain open for 20 business days. Secondly, we’ll commence Hart-Scott-Rodino filings over the next several days, and the initial review period for this filing is 15 calendar days. So the transaction could close as early as September 30, subject to satisfying customary closing conditions, and in this case, a satisfactory outcome from the HSR review and the tender offer are the primary conditions to closing. So with that, our next scheduled call will be to discuss our Q3 earnings and other developments in the quarter, and that takes place during the week of October 21. So let me hand it over to Bob to field any questions that you might have.

Bob Bradway - Amgen Inc. - Chairman & CEO

Okay, thank you, Jon. And bearing in mind the comments that Arvind made at the outset of our call, which is that we are going to be constrained from talking about a number of details at this point in the transaction, we would welcome an opportunity now to hear your questions. So why don’t we open the line up for callers.

Arvind Sood - Amgen Inc. - VP of IR

Delina, let’s go ahead and take some questions over the next 15 minutes or so, and if you can begin by reviewing the procedure for asking questions?

Q U E S T I O N S    A N D    A N S W E R S

Operator

(Operator Instructions)

Your first question comes from Michael Yee with RBC Capital Markets.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Michael Yee - RBC Capital Markets - Analyst

Add my congratulations to the transaction. It’s an exciting time for you. In the press release, you mentioned you went through thorough diligence. Maybe you could at least comment as to what that entailed? We all know there’s a lot of clinical trials reading out in the next one to three years, and we’re trying to understand and handicap those. So what gives you confidence in buying Onyx before those, and what diligence did that entail?

Bob Bradway - Amgen Inc. - Chairman & CEO

Thanks, Michael. As I said in my remarks and as we noted in the press release, we had the benefit of spending considerable time with the Onyx team, coming to know and understand in particular Kyprolis very well through that process. So we feel excited about as prospects as a proteasome inhibitor with an attractive efficacy and safety profile. So we reviewed the data that are available to us and our confidence is reflected in the price that we’ve moved forward the transaction with.

Michael Yee - RBC Capital Markets - Analyst

Okay, thank you.

Operator

Your next question comes from Matt Roden with UBS.

Matt Roden - UBS - Analyst

Great, thanks for taking the question, and congrats on the deal. We’re pretty excited about this, as well. First, in light of the mainstream media reports, they suggest that you asked for additional information on the FOCUS trial, which was ongoing. Just wondering what you might have been able to learn in that process, and whether or not that got you more comfortable with moving forward? And then also can you comment on Nexavar and the other royalty-bearing assets? Are these strategically important to you, or are they potential source of US cash, how should we think about those?

Bob Bradway - Amgen Inc. - Chairman & CEO

Okay thanks, Matt. I’ll answer the first question and part of the second, and may invite Jon to add his comments as well. Obviously, we’re not going to get into the details of what was reported in the press, Matt, but I would simply reiterate that we had the opportunity to work closely with Tony Coles and his team, and through that process, had an opportunity to gain insight into the molecule Kyprolis and its profile, and again, develop considerable confidence for the role that this medicine should be able to play in multiple myeloma in early and late stages of disease. So, we’re excited about the prospects for having that as part of our organization. And more generally, with respect to the other products, I think Onyx was attractive to us as a pure play oncology company, and while these assets are part of partnerships, they obviously fit very well with what we’re trying to do at Amgen, and we will look to continue to support those partnerships, and we consider them to be an important part of the revenue and earnings profile that we’re acquiring here. Jon, do you want to add any specifics on the cash?

Jon Peacock - Amgen Inc. - CFO

Yes, I’d just add on Nexavar and Stivarga in addition to the financial arrangements that we have, we do have co-promote rights on both of those products, and that clearly is complementary to the US oncology capabilities that we have. And with Palbo, it’s pretty exciting Phase II data that’s in Phase III, so that’s something that we think has a lot of potential for the future, and we would financially participate in that. So they’re interesting assets for us.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Arvind Sood - Amgen Inc. - VP of IR

Next question?

Operator

Your next question comes from Mark Schoenebaum with ISI Group.

Mark Schoenebaum - ISI Group - Analyst

Congratulations. Great deal. I know it’s early out there. Thanks for doing the call. First question, I have one question that just has a second part, I guess. The first question is, maybe just the current structure of Amgen. Can you just remind us, and I’m sorry for not knowing this after covering you for 14 years, but how big right now is your commercial infrastructure in cancer in the US? Maybe give us some kind of metric about how many sales reps you have that sell products that are cancer-related in the US right now? And within that, do you feel like you’re speaking to most of the physicians who — already speaking to most of the physicians who prescribe multiple myeloma therapies? And a quick housekeeping. The debt, is that a floating rate or is that fixed for five years? I just want to make sure I understand it, thank you.

Bob Bradway - Amgen Inc. - Chairman & CEO

Okay so the second piece is easy. It’s floating rate, and Jon talked about the attractive terms that we were able to secure for the acquisition which we’re excited about, so full credit to Jon and the finance team and the advisors who were able to line up attractive financing for us. The structure of our oncology sales force, Mark, I’m not going to get into the details of the size of our sale organization in the US or globally in oncology, but as I said in my remarks, about 40% of our revenue is derived from oncology sales, so this is an area where we’re very active, and we have multiple sales forces that cover the oncologists, and in particular, cover the oncologists who treat multiple myeloma patients.

You remember, Mark that obviously, autologous stem cell transplant is an important component of multiple myeloma therapy for many patients, and of course, Neupogen is an important part of that process. And then of course, Neulasta and Neupogen both have an important role to play for multiple myeloma patients in preventing febrile neutropenia. So these are physicians who we’ve been calling on for some time with respect to both of those products, and then I’d also just remind you that we have a large trial under way with Denosumab in the setting of multiple myeloma, studying whether Denosumab would be an attractive way to prevent the development of skeletal-related events for these patients who often suffer very serious lytic disease. So we have that trial under way, and that of course will read out in 2018. So this is a community that we are directly involved in, and excited to have the potential to talk to them about a therapy that makes a real difference for their patients.

Arvind Sood - Amgen Inc. - VP of IR

Next question please?

Operator

Next question comes from Robyn Karnauskas with Deutsche Bank.

Robyn Karnauskas - Deutsche Bank - Analyst

Congrats. My question is in the context of the co-promote agreements. Do you have to have a separate sales force to sell the Onyx drugs, or can you use the same sales forces that you have in your Amgen’s cancer divisions to sell these products? And then how nimble can you be on cutting R&D programs to make way for R&D programs associated with Onyx? Thanks.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Bob Bradway - Amgen Inc. - Chairman & CEO

Okay, let me talk to the question about R&D expense, and then I’ll ask Jon if he can talk about some of the details of the co-promote agreements. Obviously, Robyn, at this stage, I don’t want to get into details of synergies, so I’m not going to comment on specific programs. But obviously, it’s our intent to fully support the development of Kyprolis, which we see is an attractive therapy in this disease state, and also of course, Oprozomib, which we think has a potential to be an attractive oral therapy in this area, as well. So we’re excited about those programs and that will be reflected in our ongoing support of them. But as to the technical or specific questions about the co-promote, Jon?

Jon Peacock - Amgen Inc. - CFO

I’ll just note that currently, the co-promote sales force around Nexavar and Stivarga are separate to the Kyprolis force. I think we would clearly look at ways to leverage those sales forces and bring synergies to them, but currently they are separate.

Arvind Sood - Amgen Inc. - VP of IR

Let’s take the next question?

Operator

Your next question comes from Joel Sendek with Stifel Nicolaus.

Joel Sendek - Stifel Nicolaus & Company - Analyst

My question has to do with what you said about your dividend increases. I’m just wondering if you could give a little bit more clarity over the phrase over time, with regard to dividend increases. Should we expect that around the time of when you get to the accretion to fit in, or might it be before that? Thanks.

Bob Bradway - Amgen Inc. - Chairman & CEO

Joel, we were trying to be very clear that we expect to be able to continue to increase the dividend meaningfully, to continue to grow the dividend meaningfully. That’s a commitment that we made. It’s an important commitment that we’ve made to our shareholders. We think we’ve executed this transaction in a way that enables us to maintain that. And as Jon and I both said in our remarks, we expect this transaction will be accretive to earnings, and so over time, may even continue to give us an opportunity to continue to grow the dividend beyond what we otherwise might have been able to do on our own. But to be clear and I know you have a note out on this already, Joel, to be clear, what we’re saying is that we expect to be able to continue to maintain our growing dividend, and that is what we expect to do following closing.

Arvind Sood - Amgen Inc. - VP of IR

Next question?

Operator

Next question comes from Jim Birchenough with BMO Capital.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Jim Birchenough - BMO Capital Markets - Analyst

Wanted to add my congratulations on the deal. An important part of Kyprolis was obviously the expansion internationally. I’m wondering how much diligence you did beyond talking to the Company about the potential for Kyprolis ex-US, and in particular, the adequacy of the FOCUS study and the ASPIRE study to support ex-US approval? Thanks.

Bob Bradway - Amgen Inc. - Chairman & CEO

Yes, thanks, Jim. We’re excited about the potential of this product internationally, and our excitement is borne out of considerable direct work that we did with experts in international markets. So we have done considerable amount of work with the prescribers and the key opinion leaders outside of the US in this disease area, and we were impressed by their excitement about Kyprolis, and the role that it can play with their patients.

Arvind Sood - Amgen Inc. - VP of IR

Next question?

Operator

Your next question comes from Rachel McMinn with Bank of America Merrill Lynch.

Rachel McMinn - BofA Merrill Lynch - Analyst

Congrats on the deal, as well. I guess I wanted to better understand whether you’re comfortable with the ongoing head-to-head trials for Kyprolis versus Velcade? Whether they’re sufficiently designed to demonstrate superiority, and I guess, going back to your earlier comment about how this is early in the life cycle, that you could add value, maximize potential, if we should be thinking about you augmenting the R&D program, not just supporting the ongoing studies? Thanks very much.

Bob Bradway - Amgen Inc. - Chairman & CEO

Sure, Rachel. I’m not going to talk about specific studies, but let me reiterate that we’re excited about the potential for Kyprolis. We think it has an important role to play in late and earlier stages of therapy for multiple myeloma patients, and I would reiterate that we think that this looks to be a very potent proteasome inhibitor with an attractive safety profile. So we’re again impressed by the number of physicians who already feel quite strongly that this is a best-in-class proteasome inhibitor, and again we look forward to supporting the development of the product.

Arvind Sood - Amgen Inc. - VP of IR

Next question?

Operator

Your next question comes from Yaron Werber with Citi.

Unidentified Participant - Analyst

This is Chris in for Yaron. Can you comment on whether you saw the FOCUS data, and if so, in what form? And then what’s your view on competition in the myeloma market long term, as it becomes more competitive? Thank you.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Bob Bradway - Amgen Inc. - Chairman & CEO

Yes, I think generally, again the multiple myeloma market is attractive to us Chris, as new agents and combinations of agents generate improved outcomes for patients. So this is a dynamic marketplace, a marketplace that’s growing rapidly, and we’re excited about the prospect of playing an important role in it. And as regards to individual trials, Chris, as we said a couple times, we aren’t getting into the details of that on this call. I don’t think it would be appropriate in the context of the regulated acquisition process that we’re embarking on.

Arvind Sood - Amgen Inc. - VP of IR

Next question please?

Operator

Next question comes from Terence Flynn with Goldman Sachs.

Terence Flynn - Goldman Sachs - Analyst

Hi, thanks for taking the question. Was wondering if you could comment at all about consensus peak estimates for Kyprolis, if you think there’s potential upward bias to those longer term? And then second question, just on the tax rate. Any insight there longer term, on impact of Onyx acquisition? Thanks.

Bob Bradway - Amgen Inc. - Chairman & CEO

Let me take the first part of that, and Jon you can talk about tax. Actually, talk about tax first.

Jon Peacock - Amgen Inc. - CFO

Yes, the impact on tax is we think that we can improve on the tax rate going forward, and our manufacturing strategy for Kyprolis will play an important role in that. As you might know it’s currently held with third-party contract management organizations, and over time we’ll look at a strategy that will help us with our tax rate on the manufacturing side.

Bob Bradway - Amgen Inc. - Chairman & CEO

And on the consensus numbers for Kyprolis, Terence, obviously at this stage, we aren’t getting into specific comments about the revenue potential or the peak potential of the product.

Arvind Sood - Amgen Inc. - VP of IR

Let’s take the next question?

Operator

Your next question comes from Geoff Meacham with JPMorgan.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Geoff Meacham - JPMorgan Chase & Co. - Analyst

Offer my congrats on the deal. A couple financial questions for Jon. After the closing, is debt pay down a priority for cash flow after the dividend? And any general comments you have on getting to 2015 accretion. Is EU Kyprolis key for that, or is it mostly cost, or is it all of the above? Thanks.

Jon Peacock - Amgen Inc. - CFO

Okay, yes, I think on certainly on accretion, it’s really the revenue generation from Kyprolis that drives that accretion. It’s not primarily cost synergies. This is not a direct cost synergy deal. We expect will get cost efficiencies over time from both organizations through this deal, but the accretion will come primarily through the revenue expectations that we see for Kyprolis. And then on the debt situation, we were entering into a five-year term debt arrangement. We’ve consulted with the rating agencies. As I’ve noted, we expect to continue to meaningfully increase the dividend over time, so don’t expect any significant debt pay down over the next few years.

Arvind Sood - Amgen Inc. - VP of IR

Let’s take the next question?

Operator

Your next question comes from Ravi Mehrotra with Credit Suisse.

Ravi Mehrotra - Credit Suisse - Analyst

Congratulations on the deal and the financing terms. Question for you, Jonathan, two-part question related to the debt, as none of us are experts here. Can you just tell us how much buffer you have for further cash utilization for the deals, so you don’t change your investment grade rating? And secondly, on the term debt that you’ve just secured, are there any significant covenants or conditions that we should be aware of, which would change the terms of those?

Jon Peacock - Amgen Inc. - CFO

Yes, I think Ravi, I would just sort of comment on the cash flow of the Company, which you’ve previously noted that we expect to generate cash flows of $5 billion to $7 billion a year, free cash flows of $5 billion to $7 billion a year, of which a significant proportion is in the US. So we will continue to maintain a strong cash flow profile, so we’ll certainly have the flexibility to continue to do smaller bolt-on deals in the US, and obviously we have more flexibility ex-US. And then in terms of the debt bank loans, I won’t get into the specifics of that on this call, but you’ll see the details of that as we go forward with the registration documents. But attractive terms, and we’re very happy with the arrangements that we have in place around the financing.

Arvind Sood - Amgen Inc. - VP of IR

As we are going up on 9.00 East Coast time. Let’s take two more questions, after which Bob will just make some very brief concluding comments.

Operator

Yes, sir, you have a again from Geoffrey Porges with Sanford Bernstein.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Geoffrey Porges - Sanford C. Bernstein & Company, Inc. - Analyst

Congratulations on finally getting this done. A question, Jon. Could you explain the tender offer process? In the 20 business days, how many shares need to be tendered before you can close out the minority non-tender, and what if that threshold isn’t met within the 20 business days? What happens next in this process? Thanks.

Jon Peacock - Amgen Inc. - CFO

Yes, I think the simple answer to that, Geoff, is that we need just 50% plus one share to close the deal, so the threshold is not a high one.

Bob Bradway - Amgen Inc. - Chairman & CEO

We’ll close this deal, Geoff, using the new Delaware General corporate law provisions, that enable us to get this deal closed out, so long as we have 50% plus one share, so we’re very optimistic that we’ll be able to close this deal quite quickly.

Arvind Sood - Amgen Inc. - VP of IR

Let’s take one last question. Oh, sorry Geoff, did you have a follow-up?

Bob Bradway - Amgen Inc. - Chairman & CEO

Geoff?

Operator

The last question comes from Howard Liang with Leerink Swann.

Howard Liang - Leerink Swann & Company - Analyst

Congrats. So I think all of the Kyprolis ongoing Phase III trials FOCUS, ASPIRE, CLARION and ENDEAVOR are open label studies. Were the safety data from the trials available to Onyx and to you, and second, how large is the co-promotion efforts for Stivarga? I thought there was a change of control provision? If you can elaborate on whether you’ll continue to co-promote Stivarga.

Bob Bradway - Amgen Inc. - Chairman & CEO

Jon, talk about the co-promotion details.

Jon Peacock - Amgen Inc. - CFO

Yes, so sort of very focused, don’t have exact numbers for you, Howard, but focused co-promote sales force for covering both Nexavar and Stivarga. There is a change of control on Stivarga, which either side can exercise, and our intention is to work with Bayer to come to a good constructive arrangement around both Nexavar and Stivarga. But there is a change of control that either party has the right to exercise on the Stivarga co-promote.

Bob Bradway - Amgen Inc. - Chairman & CEO

The royalties remain.

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AUGUST 26, 2013 / 12:30PM, AMGN - Amgen’s Acquisition of Onyx Pharmaceuticals Conference Call

Jon Peacock - Amgen Inc. - CFO

And the royalties remain intact on Stivarga, and obviously we’ve got the profit share on Nexavar.

Arvind Sood - Amgen Inc. - VP of IR

Bob, do you have any concluding comments?

Bob Bradway - Amgen Inc. - Chairman & CEO

Howard, with respect to the questions you asked about the individual trials, as I said at the outset, given where we are in this regulated process, we aren’t going to get into details on the individual trials and the data. But let me just conclude by repeating what I said at the outset, which is that we’re excited about this opportunity, this is obviously an important transaction for us. It’s a sizeable transaction, with an enterprise value of $9.7 billion, so obviously, we’ve entered this acquisition carefully. We hope thoughtfully, and we believe we’ve announced a transaction here that has the potential to generate significant value for our shareholders, but also a transaction that we hope will be good news for patients. This is a disease and an area that we are committed to trying to expand as - at Amgen. And so we look forward, as I said earlier, to being able to work with our colleagues at Onyx, to advance on the great work that they’ve done so far. So thank you for your time this morning. We appreciate your interest and appreciate your joining the call. Thank you.

Operator

This concludes today’s conference call. You may now disconnect.

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